Exhibit 99.2

SPAR Group Regains Full NASDAQ Compliance

TARRYTOWN, NY--(9/9/2010) - SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SGRP"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced that it has received a letter from The NASDAQ Listing Qualifications Director of The NASDAQ Stock Market, LLC notifying SPAR Group that the Company has regained compliance with the previously reported listing Rule deficiency and the matter is now closed.

The letter from the NASDAQ staff stated that on April 28, 2010, the staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The NASDAQ Stock Market. Since then, the closing bid price of the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with Listing Rule 5550(a) (2) and this matter is now closed.

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. SPAR Group provides product services, project services, in-store events, radio frequency identification ("RFID"), technology services and marketing research covering all product and trade classifications, including mass market, drug store, convenience store and grocery chains. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The company operates throughout the United States and internationally in 9 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at www.sparinc.com.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the company's control. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Contact:
James R. Segreto
SPAR Group, Inc.
(914) 332-4100
Investors:
Alan Sheinwald
Alliance Advisors, LLC
(914) 669-0222
asheinwald@allianceadvisors.net

Mark McPartland
Alliance Advisors, LLC
(910) 686-0455
markmcp@allianceadvisors.net

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